UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Luminex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Voting Procedures; General Information
CORPORATE GOVERNANCE
Scientific Advisory Board
Compensation of Directors
Compensation Committee Interlocks and Insider Participation
PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Stock Performance Graph
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2005

          Luminex Corporation (the “Company”) will hold its 2005 annual meeting of stockholders (the “Meeting”) on Thursday, May 26, 2005, at 10:00 a.m., local time, at the Hilton Austin Airport Hotel, 9515 New Airport Drive, Austin, Texas 78719. At the Meeting, stockholders will act on the following matters:

(1)	election of three members to the Board of Directors to serve for three-year terms as Class II Directors (designated as Proposal 1 in the accompanying proxy statement);

(2)	ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005 (designated as Proposal 2 in the accompanying proxy statement); and

(3)	such other business as may properly come before the Meeting or any adjournment or postponement thereof.

          The Board of Directors has fixed the close of business on April 8, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Meeting.

          Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Meeting. Our annual report to stockholders is being mailed with this notice and proxy statement, but it is not part of the proxy solicitation materials. All stockholders are cordially invited to attend the Meeting. However, stockholders are urged, whether or not they plan to attend the Meeting, to either sign, date and mail the enclosed proxy in the postage-paid envelope provided, or to vote by telephone or electronically pursuant to the instructions included with the proxy.

By Order of the Board of Directors,

David S. Reiter Vice President, General Counsel and Corporate Secretary

Austin, Texas
April 22, 2005

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held May 26, 2005

          This proxy statement is being furnished to the stockholders of Luminex Corporation (the “Company,” “Luminex,” “we” or “us”) in connection with the solicitation by the Board of Directors of proxies for use at the 2005 annual meeting of stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice, and at any and all adjournments or postponements thereof. The approximate date of mailing of this proxy statement and the accompanying proxy card is April 22, 2005.

Voting Procedures; General Information

          Proposals 1 and 2 will be presented by management at the Meeting. With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to all nominees for director or for withholding votes for any specific nominee, and permits votes for, against, or abstention with regard to Proposal 2. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the nominees named in this proxy statement to the Company’s Board of Directors, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005. If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If your shares are held in street name and you do not issue instructions to your broker, your broker, under the rules of The Nasdaq Stock Market, may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters. The election of directors and the ratification of Ernst & Young LLP as the independent registered public accounting firm (Proposals 1 and 2) are routine matters. Therefore, your broker has discretionary authority to vote your shares on such matters absent specific instructions from you. If your broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

          If you are a registered stockholder you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

          It is not expected that any matter not referred to herein will be presented for action at the Meeting. If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion. Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

          Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Corporate Secretary at the address indicated above, by executing and delivering a later-dated proxy or by voting in person at the Meeting.

Quorum; Required Votes and Recommendations

          Our only outstanding voting security is our common stock. Only holders of record of common stock at the close of business on April 8, 2005, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On the record date for the Meeting, there were 31,191,293 shares of common stock outstanding and entitled to vote at the Meeting. In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder’s name.

          The holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

          Proposal 1 discussed in this Proxy Statement requires the affirmative vote of a plurality of the votes cast at the Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as directors. Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon. Votes will be counted by the Company’s transfer agent. Under Delaware law, neither abstentions nor broker non-votes are counted as voting “for” or “against” a particular matter. However, while abstentions and broker non-votes are included in the number of shares present or represented at the Meeting, broker non-votes are not considered entitled to vote. Accordingly, for purposes of Proposal 2, broker non-votes have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote for such matter by reducing the total number of shares from which such majority is calculated. On the other hand, abstentions will have the same effect as a vote cast against Proposal 2. Abstentions, withhold votes and broker non-votes will have no effect on the outcome of Proposal 1.

The Board of Directors recommends that you vote:

•	FOR the Class II Director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

CORPORATE GOVERNANCE

          We believe that effective corporate governance is critical to our long-term health and ability to create value for our stockholders. During 2004, we continued to review our corporate governance policies and practices, as well as related provisions of the Sarbanes-Oxley Act of 2002, current and proposed rules of the Securities and Exchange Commission, and the corporate governance requirements of The Nasdaq Stock Market. Based on this assessment, our Board of Directors believes that we have in place appropriate charters, policies, procedures and controls which promote and enhance corporate governance, accountability and responsibility with respect to the Company and a culture of honesty and integrity. We will continue to monitor emerging developments and best practices in corporate governance and augment these charters, policies, procedures and controls when required or when our Board determines it would benefit the Company and our stockholders.

Director Independence

          The Board of Directors has determined that each of the following directors is an “independent director” under the applicable rules of The Nasdaq Stock Market, and that such persons do not otherwise have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director:

C. Thomas Caskey*	Jim D. Kever
Robert J. Cresci	Jay B. Johnston
Fred C. Goad, Jr.	Gerard Vaillant

*Resigning effective upon the meeting.

Director Qualifications

          The Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership; however, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency; and

•	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

     The consideration of a candidate for director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the Board of Directors at that time. As part of the Nominating and Corporate Governance Committee’s consideration of a candidate, the committee may also consider whether the candidate:

•	is of high ethical character and shares the core values of Luminex as reflected in our Code of Compliance;

•	has a reputation, both personal and professional, consistent with the image and reputation of Luminex;

•	is highly accomplished in the candidate’s field;

•	is an active or former chief executive officer of a public company or a biotechnology company or is a leader of another complex organization; and

•	has relevant expertise and experience, and would be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and has the ability to exercise sound business judgment.

Process for Identifying Candidates

          The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers nominees proposed by the Company’s stockholders in accordance with the provisions contained in our bylaws. Pursuant to the our bylaws, any stockholder may nominate a person for election to our Board of Directors, provided that the nomination is received by the Secretary of the Company not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year’s Meeting. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating stockholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of common stock beneficially owned by the stockholder.

Evaluation of Candidates

          The chair of the Nominating and Corporate Governance Committee will preliminarily assess the candidate’s qualifications and suitability, working with staff support and seeking board input, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

          If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for board membership, the chair of the committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Corporate

Secretary’s office, will arrange interviews of the candidate with one or more members of the committee, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee will consider the candidate’s qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the board at that time, and confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership.

          If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with senior management of the Company and other members of the Board of Directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the Nominating and Corporate Governance Committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other Board members and senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board of Directors.

Code of Compliance

          We have a code of compliance that applies to all of the Company’s employees, officers and directors. The purpose of our Code of Compliance is to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company’s files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Compliance; and accountability for adherence to the Code of Compliance. Each director, officer and employee is required to read and certify that he or she has read, understands and will comply with the Code of Compliance.

          Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Nasdaq Stock Market rules require the Company to adopt a “code of conduct” applicable to the Company’s directors, officers and employees that meets the Securities and Exchange Commission’s definition of “code of ethics.” Our Code of Compliance meets the Securities and Exchange Commission’s definition of “code of ethics.” The Company’s Chief Executive Officer and senior financial officers are bound by our Code of Compliance.

          A copy of our Code of Compliance can be obtained from the “Investor Relations” section of our website at www.luminexcorp.com. We intend to disclose amendments to, or waivers from, the Code of Compliance (to the extent applicable to our directors, Chief Executive Officer, principal financial officer or principal accounting officer) on our website.

Communications with Members of the Board

          Our Board of Directors has established procedures for the Company’s stockholders to communicate with members of the Board of Directors. Stockholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director care of Corporate Secretary, Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727. Appropriate communications will be forwarded to such director(s) by the Corporate Secretary.

          Communications expressing concerns or complaints relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns having to do with accounting, internal controls, or auditing matters are presented by the Company’s compliance officer to the Audit Committee for consideration and, if appropriate, corrective action. The Company’s compliance officer maintains a log of correspondence addressed to directors and provides periodic summary reports thereof for the Audit Committee.

Board Member Attendance at Annual Meeting of Stockholders

          The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. Accordingly, we expect most, if not all, of the Company’s directors to be in attendance at the Meeting. All of our directors attended the 2004 annual meeting of stockholders.

Meetings and Committees of the Board of Directors

          The Board of Directors and its committees meet periodically during the year as deemed appropriate. During 2004, the Board of Directors met 5 times. No director attended fewer than 75% of all the 2004 meetings of the Board of Directors and its committees on which he served.

          The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. It is the policy of the Board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.

          The Audit Committee, which met 12 times in 2004, and consists of Mr. Kever, who serves as Chairman, Mr. Cresci and, effective as of Mr. Hirch’s resignation on March 17, 2005, Mr. Johnston. The Board of Directors has determined that each member of the Audit Committee meets the heightened independence requirements of the applicable rules of the The Nasdaq Stock Market and has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. The Board of Directors has further determined that Jim D. Kever is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee’s primary duties and responsibilities are to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; oversee the integrity of the Company’s systems of internal controls regarding finance, accounting and legal compliance; oversee the independence and performance of the Company’s independent auditors; and provide an avenue of free and open communication among the independent registered public accountants, management and the Board of Directors. It is the function of the Audit Committee to ensure the Company’s financial statements accurately reflect the Company’s financial position and results of operations. In addition, the Audit Committee, following its review of the audited financial statements, is charged with recommending the audited financial statements to the Board of Directors for inclusion in the Company’s annual reports. The Audit Committee operates pursuant to the terms of a Charter, which was revised and adopted by the Board of Directors on March 7, 2003 and amended by the Board on March 12, 2004 (the “Restated Audit Committee Charter”). A copy of the Restated Audit Committee Charter is available on the Investor Relations section of the Company’s website at www.luminexcorp.com. Additional information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below.

          The Compensation Committee, which met 6 times in 2004, consists of Mr. Goad, who serves as Chairman, Dr. Caskey, Mr. Kever and, effective upon Dr. Caskey’s resignation at the Meeting, Mr. Vaillant. The Board of Directors has determined that each member of the Compensation Committee is independent for purposes of the applicable rules of the The Nasdaq Stock Market, the Securities and Exchange Commission and the Internal Revenue Service. The Compensation Committee’s function is to establish and apply our compensation policies to assure that the executive officers, directors and other officers and key employees are compensated in a manner consistent with the compensation policies adopted by the Compensation Committee, competitive practice and the requirements of the appropriate regulatory bodies. The Compensation Committee also administers our equity incentive plans. A copy of the Charter of the Compensation Committee is available on the Investor Relations section of the Company’s website at www.luminexcorp.com. Additional information regarding the functions performed by the Compensation Committee and the determination of management compensation is included in the “Report of the Compensation Committee” provided below.

          The Nominating and Corporate Governance Committee, which met 3 times in 2004, consists of Mr. Cresci, who serves as Chairman, and Mr. Kever. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as that term is defined by the applicable rules of the The Nasdaq Stock Market. The Nominating and Corporate Governance Committee provides assistance to the Board of Directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board of Directors, periodically evaluates the performance of the Board of Directors and its committees, and reviews and recommends corporate governance policies for the Company. A copy of the Charter of the Nominating and Corporate Governance Committee is available on the Investor Relations section of the Company’s website at www.luminexcorp.com.

          The Executive Committee, which met 8 times in 2004, consists of Mr. Erickson, who serves as Chairman, Mr. Loewenbaum and Mr. Balthrop. The Executive Committee’s function is to act on behalf of the Board of Directors as a whole, to the extent delegated to the committee and otherwise permitted by law.

          Generally, an executive session of non-employee directors is held in conjunction with each regularly scheduled Board meeting and other times as deemed appropriate. The executive sessions are generally led by Mr. Loewenbaum, or a presiding director, if any, appointed by the board from time to time.

Scientific Advisory Board

          The Scientific Advisory Board (the “Advisory Board”) is currently being created to, among other responsibilities, provide strategic advice regarding the Company’s research and development efforts and to evaluate and provide new scientific and technological perspectives relating to the current and future application of the Company’s technologies. Dr. Caskey has agreed to be the initial member of the Advisory Board. We also anticipate that a management representative will serve on the Advisory Board. In addition to Dr. Caskey and the potential management representative, it is expected that the Advisory Board will consist of at least three other members by the end of 2005, each of whom will be qualified and experienced in the markets and/or industries in which our products are or may be utilized who are neither employees nor directors of our Company. Additionally, the Company may invite members of our Board of Directors to serve on the Advisory Board in their capacity as members of our Board of Directors in order to help oversee and direct the Advisory Board and help communicate the Advisory Board’s conclusions and recommendations to our Board of Directors. The Advisory Board will operate at the discretion of the Board of Directors.

Compensation of Directors

          2004 Director Compensation. The compensation policy for our non-employee directors for 2004 was as follows:

          Compensation for each non-employee board member (other than the Chairman of the Board and Mr. Erickson) included an annual retainer of $12,000 (payable quarterly in arrears); provided that compensation for each member of the Audit Committee (other than the Chair) included an additional annual retainer of $10,000 (payable quarterly in arrears). The Chairman of the Board of Directors was paid a monthly retainer of $15,000. The Chair of the Audit Committee of the Board of Directors was paid an additional annual retainer of $20,000 (payable quarterly in arrears). Compensation for Mr. Erickson, in his capacity as Chairman of the Executive Committees of the Board of Directors, included an annual retainer of $100,000 (payable quarterly in arrears). Cash compensation also included $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended via telephone.

          Non-employee board members were granted equity awards as follows. Each Board Member (other than the Chairman of the Board and Mr. Erickson) received an annual grant of (i) 1,666 shares of restricted common stock and (ii) an option to purchase 5,000 shares of common stock. The Chairman of the Board received an annual grant of (i) 4,333 shares of restricted common stock and (ii) an option to purchase 13,000 shares of common stock. Mr. Erickson, as Chair of the Executive Committee, received a grant of (i) 2,500 shares of restricted common stock and (ii) an option to purchase 7,500 shares of common stock. The restricted shares and options were issued pursuant and subject to the terms of the Company’s 2000 Long-Term Incentive Plan (the “Plan”) and the form of award agreements previously filed with the Securities and Exchange Commission. These awards vest one year from the date of grant with respect to restricted shares, and ratably in monthly installments over a one-year period from the date of grant with respect to options. All such options have an exercise price equal to 100% of the fair market value of the common stock on the date of grant and terminate 10 years from the date of grant.

          Our directors who are also employees received no additional compensation for their services as a director in 2004. Mr. Erickson’s compensation as our Interim Chief Executive Officer during 2004 is included in the “Summary Compensation Table” below.

          2005 Director Compensation. Effective as of the Meeting, the compensation policy for our non-employee directors is as follows:

          Each non-employee board member (other than the Chairman of the Board) serving on the Board of Directors after the annual stockholder meeting in any given year shall be paid an annual retainer of $18,000 (payable quarterly in arrears); provided that each member of the Audit Committee (other than the Chair) shall receive an additional annual retainer of $10,000 (payable quarterly in arrears). The Chairman of the Board of Directors shall be paid a monthly retainer of $10,000. The Chairs of the Audit Committee and Executive Committee of the Board of Directors shall be paid an additional annual retainer of $20,000 (payable quarterly in arrears). The Chairs of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors shall be paid an additional annual retainer of $10,000 (payable quarterly in arrears).

          Each non-employee board member shall additionally receive the following fees for attendance at Board and committee meetings, as applicable: (i) $2,000 for each board meeting attended in person or via telephone; (ii) $500 for each committee meeting (other than an Audit Committee or Executive Committee meeting) attended in person or via telephone, to the extent not held in conjunction with a full Board meeting; and (iii) $1,000 for each Audit Committee meeting attended in person or via telephone, to the extent not held in conjunction with a full Board meeting.

          Non-employee board members shall be eligible for annual restricted stock grants as follows. Each Board member (other than the Chairman of the Board, the Audit Committee members and the Chair of the Executive Committee) shall receive an annual grant of 4,500 shares of restricted common stock. The Chairman of the Board shall receive an annual grant of 18,000 shares of restricted common stock. Each Audit Committee Member shall receive an annual grant of 6,500 shares of restricted common stock, provided that the Chair shall receive an annual grant of 8,500 shares. The Chair of the Executive Committee shall receive an annual grant of 8,500 shares of restricted common stock. The restricted shares will be issued pursuant and subject to the terms of the Plan and the form of award agreement previously filed with the Securities and Exchange Commission and shall vest one year from the date of grant.

          Our directors who are also employees will receive no additional compensation for their services as a director for 2005.

Compensation Committee Interlocks and Insider Participation

          During 2004, the Compensation Committee of the Board of Directors consisted of Messrs. Goad, Caskey and Kever, none of whom has ever been an officer or employee of the Company or its subsidiaries. No interlocking relationship exists between any officer, member of our Board of Directors or the Compensation Committee and any officer, member of the Board of Directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS

          The number of directors on our Board of Directors is currently fixed at eleven; however, following the Meeting and assuming the election of the Class II nominees and Dr. Caskey’s pending resignation, the Board of Directors currently intends to reduce the number of directors to nine. Our certificate of incorporation divides our Board of Directors into three classes which serve staggered three-year terms. The terms of the Class I, Class II and Class III directors will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007, 2005 and 2006, respectively.

          Currently, our Board of Directors is composed of four Class I directors, consisting of C. Thomas Caskey, Robert J. Cresci, Thomas W. Erickson and Gerard Vaillant, three Class II directors, consisting of Fred C. Goad, Jr., Jim D. Kever and Jay B. Johnston, and three Class III directors, consisting of Patrick J. Balthrop, G. Walter Loewenbaum II and Kevin M. McNamara. Dr. Caskey has notified the Board of Directors that he will resign from the Board effective upon the Meeting, but has accepted the Company’s invitation to be the founding member of its proposed Scientific Advisory Board as further described above under “Corporate Governance – Scientific Advisory Board.” Following the Meeting, it is anticipated that the Board of Directors will consist of nine members. While the Board currently intends to eliminate the two vacancies following the Meeting, the Company’s Nominating and

Corporate Governance Committee, in conjunction with management and the full Board of Directors, intends to evaluate new independent candidates from time to time in accordance with its established procedures and policies.

          At the Meeting, the stockholders will elect three Class II directors. Each of these directors is to serve a three-year term until the 2008 annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal. The Board of Directors and its Nominating and Corporate Governance Committee, pursuant to and consistent with the nomination procedures described below, have nominated Messrs. Goad, Kever and Johnston for election as Class II directors. It is the intention of the persons named in the proxy to vote the proxies for the election of the aforementioned nominees. Proxies may not be voted for persons other than those, or for more persons than, named in the proxy. If any nominee should be unwilling or become unavailable to serve as a director for any reason, the persons named as proxies reserve full discretion to vote for such other person or persons as may be properly nominated. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

          Certain information about the nominees for the Board of Directors, and those directors (other than Dr. Caskey) whose terms do not expire at the Meeting, is furnished below.

Class II Director Nominees

          Fred C. Goad, Jr., age 64. Mr. Goad has served as a member of the Board of Directors since September 1997. Since August 2001, he has been a member in Voyent Partners, L.L.C., a private investment company. Mr. Goad served as Co-Chief Executive Officer of the transaction services division of WebMD Corporation (“WebMD”), a provider of health care transaction, information and technology services, from June 2000 through March 2001. From March 1999 through May 2000, Mr. Goad served as Senior Advisor to the Office of the President of the transaction services division of Quintiles Transnational (“Quintiles”). Mr. Goad served as Co-Chief Executive Officer and Chairman of Envoy Corporation (“Envoy”), a provider of electronic transaction processing services for the healthcare industry, from June 1996 until Envoy was acquired by Quintiles in March 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer of Envoy. Mr. Goad also serves on the Boards of Directors of Performance Food Group Company, Emageon Inc. and several private companies.

          Jim D. Kever, age 52. Mr. Kever has served as a member of the Board of Directors since December 1996. He has been a member in Voyent Partners, L.L.C. since August 2001. Mr. Kever served as Co-Chief Executive Officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as Chief Executive Officer of the transaction services division of Quintiles. From August 1995 through March 1999, Mr. Kever was the President and Co-Chief Executive Officer of Envoy. Mr. Kever joined Envoy as Treasurer and General Counsel in October 1981. Mr. Kever serves on the Boards of Directors of 3D Systems Corporation, Transaction Systems Architects, Inc. and Tyson Foods, Inc. Mr. Kever received a B.S. in business and administration from the University of Arkansas in 1974 and a J.D. from the Vanderbilt University School of Law in 1977.

          Jay B. Johnston, age 62. Mr. Johnston has served as a member of the Board of Directors since February 2005. Mr. Johnston currently serves as Chairman of QuesTek Innovations, LLC, a privately-held company that designs and markets high tech materials. From 1975-1999, he held numerous positions at Abbott Laboratories, most recently Corporate Vice President for Diagnostic Assays and Systems. He held numerous other positions with Abbott Laboratories, including President of Dainabot Co. Ltd. and Vice President Asia Pacific. Mr. Johnston has experience in general management, product development, technology management, strategic marketing and business development. He holds an MBA in General Management from Amos Tuck School of Business Administration and an AB degree in Public Administration from Dartmouth College.

Class I Directors (Term Expires in 2007)

          Robert J. Cresci, age 61. Mr. Cresci has served as a member of the Board of Directors since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the Boards of Directors of Sepracor Inc., j2 Global Communications, Inc., ContinuCare Corporation, SeraCare Life Sciences, Inc. and several private companies.

Mr. Cresci received his undergraduate degree from the United States Military Academy at West Point and received his M.B.A. in Finance from the Columbia University Graduate School of Business.

          Thomas W. Erickson, age 54. Mr. Erickson has served as a member of the Board of Directors since May 2004. Mr. Erickson served as the Company’s Interim President and Chief Executive Officer from September 2002 until our hiring of Mr. Balthrop in May 2004. Prior to joining Luminex, he was Interim President and Chief Executive Officer and a management consultant to Omega Healthcare Investors, Inc. (NYSE:OHI) from 2000 to 2002. In addition, Mr. Erickson was Co-Founder, President and Chief Executive Officer for CareSelect Group, Inc. from 1994 to 2001 and has served as President and Chief Executive Officer of ECG Ventures, Inc, a venture capital company, from 1987 to present. Earlier in his career, Mr. Erickson held several management positions at American Hospital Supply Corporation. He currently is Chairman of the Board and Interim Chief Executive Officer of LifeCare Hospitals, Inc., and Chairman of the Board of Trans Health, Inc. Mr. Erickson received a B.B.A. from the University of Iowa and a M.B.A. from Southern Methodist University.

          Gerard Vaillant, age 63. Mr. Vaillant has served as a member of the Board of Directors since February 2005. Mr. Vaillant held a number of positions within Johnson & Johnson from 1981 through 2004. Most recently, Mr. Vaillant served as Company Group Chairman until he retired. He also served as Chairman for Ortho-Clinical Diagnostics, Inc., Veridex LLC, and Therakos, Inc., and as a member of several other operating committees within Johnson & Johnson during that period. In addition, from 1992-1995, he was the Worldwide President of LifeScan, a company dedicated to improving the quality of life for people with diabetes by developing, manufacturing and marketing a wide range of blood glucose monitoring systems and software. He currently serves on the Board of Directors for Sensors for Medicine and Science, Inc. and Tecan AG. He holds a Masters Degree & Superior Certificate in Biochemistry & Industrial Chemistry from Paris University of Sciences and a Degree in Marketing from Ecole Superieure de Commerce de Paris.

Class III Directors (Term Expires in 2006)

          Patrick J. Balthrop, age 48. Mr. Balthrop has served as our President and Chief Executive Officer since May 2004 and has served as a member of the Board of Directors since September 2004. Prior to joining us, he was employed by Fisher Scientific International Inc. where, since 2002, he served as President of Fisher Healthcare, a Fisher Scientific company. Prior to Fisher Scientific International, Balthrop served in a number of leadership positions for over 20 years with Abbott Laboratories, primarily in Abbott’s Diagnostics Division. Balthrop’s most recent positions at Abbott were as head of worldwide commercial diagnostics operations and as head of Abbott Vascular. His experience at Abbott and Fischer included sales, marketing, manufacturing operations, international experience, research and development and senior management. Balthrop holds an MBA from the Kellogg Graduate School of Management of Northwestern University, and a B.S. in Biology from Spring Hill College.

          G. Walter Loewenbaum II, age 60. Mr. Loewenbaum has served as a member of the Board of Directors since May 1995 and as Chairman of the Board of Directors since September 2002. He served as Vice Chairman of the Board of Directors from April 1998 until January 2000. Since mid-2001, Mr. Loewenbaum has provided advice and assistance to our senior management team on a regular basis with respect to financial and strategic matters and general business operations of the Company. Mr. Loewenbaum currently serves as President and Chief Executive Officer of STI Healthcare, Inc. Additionally, since July 1999, he has served as a Member of LeCorgne Loewenbaum & Co., LLC. From April 1990 until June 1999, he served as the President, Chairman and Chief Executive Officer of Loewenbaum & Company, Inc., an investment management company. Mr. Loewenbaum also has served as Chairman of the Board of Directors of 3D Systems Corporation since September 1999. He received a B.A. from the University of North Carolina.

          Kevin M. McNamara, age 49. Mr. McNamara has served as a member of the Board of Directors since May 2003. Mr. McNamara currently serves as Chairman of the Board and Interim Chief Executive Officer of ProxyMed, Inc. Mr. McNamara previously served as Chief Financial Officer of HCCA International, Inc., a healthcare management and recruitment company since October 2002. From November 1999 until February 2001, Mr. McNamara served as Chief Executive Officer and a director of Private Business, Inc., a provider of electronic commerce solutions that help community banks provide accounts receivable financing to their small business customers. From 1996 to 1999, Mr. McNamara served as Senior Vice President and Chief Financial Officer of Envoy. Before joining Envoy, Mr. McNamara served as President of NaBanco Merchant Services Corporation, a

merchant credit card processor. Mr. McNamara also serves on the Board of Directors of Comsys IT Partners, Inc. and several private companies. He provided financial and strategic consulting services to the Company from October 2001 through December 2002. Mr. McNamara is a Certified Public Accountant and holds a B.S. in Accounting from Virginia Commonwealth University and a M.B.A. from the University of Richmond.

Required Vote; Recommendation of the Board

          Election of Class II directors will be determined by a plurality of the votes cast at the Meeting.

          The Board of Directors recommends that stockholders vote FOR the election of its nominees for Class II directors.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

          The table below sets forth certain information concerning compensation paid during the last three years to (i) our Chief Executive Officer and (ii) each named executive officer as of December 31, 2004. In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table.

					Long Term
					Compensation Awards
	Annual Compensation				Restricted	Securities
Name and Principal				Other Annual	Stock	Underlying		All Other
Position	Year	Salary	Bonus (1)	Compensation	Awards(2)	Options		Compensation (3)
		($)	($)	($)	($)	(#)		($)
Patrick J. Balthrop	2004	282,169	360,000	—	$2,020,000	500,000	(4)	38,669
President and Chief Executive	2003	—	—	—	—	—		—
Officer	2002	—	—	—	—	—		—

Thomas W. Erickson (5)	2004	213,397	—	—	$42,327	50,000		—
Interim President and Chief	2003	509,650	—	—	—	172,500		—
Executive Officer	2002	203,780	—	—	—	40,000		—

Harriss T. Currie	2004	217,917	99,688	—	$41,100	15,000		4,800
Vice President, Finance and Chief	2003	199,083	105,000	—	—	160,000		4,300
Financial Officer	2002	140,000	25,000	—	—	20,000		3,225

Randel S. Marfin	2004	217,817	91,850	—	$41,100	15,000		3,200
Vice President, Sales and Business	2003	210,000	105,000	—	—	150,000		3,200
Development	2002	210,000	30,000	—	—	25,000		3,200

James W. Jacobson, Ph.D.	2004	217,917	99,814	—	$41,100	15,000		3,250
Vice President, Research and	2003	210,000	105,000	—	—	100,000		3,250
Development	2002	150,000	—	—	—	20,000		3,250

Oliver H. Meek	2004	187,917	82,650	—	$41,100	15,000		6,500
Vice President, Manufacturing	2003	176,000	90,000	—	—	70,000		4,856
	2002	157,500	—	—	—	20,000		4,725

David S. Reiter	2004	208,750	94,500	—	—	—		6,500
Vice President, General Counsel	2003	147,500	—	—	—	164,000		6,000
and Corporate Secretary	2002	—	—	—	—	—		—

(1)	Includes bonus amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.

(2)	Restricted share amounts for 2004 include shares of Company common stock granted pursuant to the 2000 Long-Term Incentive Plan based on the closing price per share on the date of grant. Shares granted in 2004 include: Mr. Balthrop, 200,000; Mr. Erickson, 4,166; Mr. Currie, 5,000; Mr. Marfin, 5,000; Mr. Jacobson, 5,000; and Mr. Meek, 5,000. The restrictions on these awards lapse based on the achievement of certain financial performance targets with respect to Mr. Balthrop; one year from the date of grant with respect to Mr. Erickson; and 25% per year over four years from the date of grant for the other executives. As of December 31, 2004, Messrs. Balthrop, Erickson, Currie, Marfin, Jacobson and Meek held an aggregate of 200,000, 4,166, 5,000, 5,000, 5,000 and 5,000 restricted shares, respectively. The restricted shares held by Messrs. Balthrop, Erickson, Currie, Marfin, Jacobson and Meek were valued at $1,776,000, $36,994, $44,400, $44,400, $44,400 and $44,400, respectively, as of December 31, 2004. Dividends would be payable on such shares, regardless of whether the restrictions have lapsed, if and to the extent paid on Company common stock generally.

(3)	For Mr. Balthrop, includes payments made for temporary housing and matching payments under our 401(k) Plan. For all others, consists of matching payments made under our 401(k) Plan.

(4)	See Note (3) under “Option Grants for Fiscal 2004” below for information regarding the exercise price per share of Mr. Balthrop’s options.

(5)	Mr. Erickson served as the Company’s Interim President and Chief Executive Officer until May 15, 2004. The amounts reported for Mr. Erickson for 2004 include all compensation paid to him for his services as our Interim President and Chief Executive Officer.

Option Grants for Fiscal 2004

          The table below sets forth information with respect to the stock option grants made during 2004 under our 2000 Long-Term Incentive Plan to the named executive officers.

	Individual Grants					Assumed Annual Rates of
			Percent of Total			Stock Price Appreciation
	Number of Securities		Options Granted	Exercise		Potential Realized Value for
	Underlying		to Employees in	Price Per	Expiration	Option Term (2)
Name	Options Granted (1)		Fiscal 2004	Share	Date	5%	10%
Patrick J. Balthrop	500,000	(3)	56.8%	$10.10	5/15/2014	$3,175,918	$8,048,399
Thomas W. Erickson	37,500		4.2%	$8.65	3/12/2014	$203,998	$516,970
	12,500		1.4%	$10.16	6/1/2014	$79,870	$202,405
Harriss T. Currie	15,000		1.7%	$8.22	3/25/3014	$77,542	$196,508
Randel S. Marfin	15,000		1.7%	$8.22	3/25/2004	$77,542	$196,508
James W. Jacobson, Ph.D.	15,000		1.7%	$8.22	3/25/2004	$77,542	$196,508
Oliver H. Meek	15,000		1.7%	$8.22	3/25/2004	$77,542	$196,508
David R. Reiter	—		—	—	—	$—	$—

(1)	Except for options granted to Mr. Balthrop, which vest 25% on the first anniversary of the grant date and ratably in monthly installments over the three years following the first anniversary of the grant date, options granted to named executive officers in 2004 vest in equal installments on an annual basis over a period of four years.

(2)	The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall market conditions. There can be no assurance that the values shown in this table will be achieved.

(3)	These options (the “Balthrop Option”) were initially granted at an exercise price of $9.36 per share. This award was not pursuant to any of the Company’s existing equity incentive plans. As previously reported, at a meeting of the Compensation Committee of the Board of Directors on February 10, 2005, the committee approved resolutions to increase the exercise price of the Balthrop Option from $9.36 per share to $10.10 per share (the closing market price on the date immediately preceding the original grant date). This modification was made in order to eliminate the potential application of certain adverse tax implications in light of tax law changes created as a result of the American Jobs Creation Action of 2004. In connection therewith, the compensation committee approved a cash bonus payable to Mr. Balthrop to be paid consistent with the vesting period of the option grant, subject to Mr. Balthrop’s continued employment, equal to $370,000. According to the vesting schedule and assuming no acceleration event contemplated by the Balthrop Option, one quarter of the cash bonus will be paid as of May 15, 2005 (the first vesting date and consistent with the equity vesting) and the balance of such payments shall be made in equal monthly installments over the 36 months thereafter.

Option Exercises and Values for Fiscal 2004

          The table below sets forth information with respect to the named executive officers concerning their exercise of options during 2004 and the unexercised options held by them as of the end of such year. No stock appreciation rights were exercised during the year, and no stock appreciation rights were outstanding at the end of 2004.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired	Value	Options at 12/31/2004		at 12/31/2004 (1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick J. Balthrop	0	$ —	0	500,000	$ —	$ —
Thomas W. Erickson	0	$ —	256,249	6,251	$633,425	$ —
Harriss T. Currie	6,800	$ 42,433	77,578	131,422	$132,903	$279,147
Randel S. Marfin	0	$ —	176,839	128,161	$210,160	$488,740
James W. Jacobson, Ph.D.	54,800	$322,577	63,754	89,966	$147,500	$329,600
Oliver H. Meek	16,750	$ 83,664	103,784	67,466	$ 79,250	$235,100
David S. Reiter	0	$ —	55,731	108,269	$ 64,034	$ 50,886

(1)	Based upon the market price of $8.88 per share, which was the closing selling price per share of our common stock on The Nasdaq Stock Market on December 31, 2004, less the option exercise price payable per share.

Employment Agreements and Termination of Employment Arrangements

          We have an employment agreement with Patick J. Balthrop, our President and Chief Executive Officer. The employment agreement provides for certain salary, annual bonus opportunities and other benefits and is for a term of two years from the effective date of May 15, 2004, and automatically renews for successive additional one-year terms unless either party provides the other written notice of its intent not to renew the agreement at least 180 days prior to the end of the then-current term of the agreement. If Mr. Balthrop is “Terminated for Cause” (as defined in the employment agreement) or in the event of an “Actual Voluntary Termination” (as defined in the agreement) by Mr. Balthrop, Mr. Balthrop will receive all accrued but unpaid salary and benefits as of the date of termination (the “Accrued Obligation”). If Mr. Balthrop is terminated “Other Than For Cause,” is “Terminated By Reason of Incapacity” (as such terms are defined in the employment agreement) or is terminated by reason of his death, then, upon such termination, Mr. Balthrop will receive (X) the Accrued Obligation, as well as an amount equal to the sum of (i) the Accrued Bonus (as defined in the employment agreement), if any, plus (ii) an amount equal to the greater of (a) Mr. Balthrop’s annual base salary or (b) the amount of base salary that would have been paid over the remainder of the then-current term, paid in semi-monthly installments for a period of 12 months from the date of termination (together with the continuing health benefits described below, the “Severance Compensation”), less any payment or payments received by Mr. Balthrop during the 12 month period from the time of termination under any long-term disability plan, and (Y) certain continuing health benefits for Mr. Balthrop and his family. In the event we refuse for any reason to extend the employment agreement, Mr. Balthrop will receive the Accrued Obligations plus the Severance Compensation. This employment agreement also has provisions that become effective upon a change in control of the Company (within the meaning set forth in the employment agreement) or a termination of employment in connection with an anticipated change in control. If Mr. Balthrop is terminated following a change of control, we will pay him the Accrued Obligation, as well as an amount equal to the sum of (i) the Bonus Amount (as defined in the employment agreement) plus (ii) an amount equal to the employee’s annual base salary paid in semi-monthly installments for a period of 12 months from the date of termination, prior to the occurrence of the change of control. Upon a change in control, as defined in the employment agreement, all unvested option or other restricted shares held by Mr. Balthrop will immediately become vested and exercisable, as applicable.

          Additionally, we have employment agreements with each of Randel S. Marfin, Vice President, Sales and Business Development; Oliver H. Meek, Vice President, Manufacturing; and James W. Jacobson, Ph.D., Vice President, Research and Development. The employment agreements automatically renew each year for additional one (1) year terms. However, the employment agreements may be terminated by us or the employee at any time. If we terminate the employee’s employment for “cause” (as defined in the employment agreements) or if the employee resigns, the employee will receive all accrued salary and benefits as of the date of termination. If the employee dies or becomes disabled, the employee will receive all accrued salary, benefits and bonus as of the date of death or disability. If we terminate the employee’s employment without “cause,” the employee will receive a lump sum payment equal to (i) one year’s base salary, plus (ii) the amount of the most recent annual cash bonus amount, plus (iii) all accrued salary and benefits as of the date of termination. These employment agreements also have provisions that become effective upon a change in control of the Company (within the meaning set forth in the employment agreements) or a termination of employment in connection with an anticipated change in control. If the executive is terminated following a change of control, we will pay the executive a lump sum equal to 2.99 times the executive’s average annual base salary plus bonus for the most recent five calendar years prior to the occurrence of the change of control. The employment agreements also provide for an additional payment to compensate the executive for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code. In addition, upon a change of control, all unvested options or other restricted shares held by the executive will immediately become vested and exercisable, as applicable.

          We also have employment agreements with each of Harriss T. Currie, our Vice President, Finance and Chief Financial Officer, David S. Reiter, our General Counsel and Corporate Secretary, and Gregory J. Gosch, our Vice President, Marketing. The employment agreements provide for certain salary, annual bonus opportunities and other benefits and are for a term of one year from the effective date of the agreements and automatically renew for successive additional one-year terms unless either party provides the other written notice of its intent not to renew the agreement at least 60 days prior to the end of the then-current term of the agreement. If the employee is “Terminated for Cause” (as defined in the employment agreements) or in the event of an “Actual Voluntary Termination” (as defined in the agreements) by the employee, the employee will receive all accrued but unpaid salary and benefits as of the date of termination (the “Accrued Obligation”). If the employee is terminated “Other Than For Cause,” is “Terminated By Reason of Incapacity” (as such terms are defined in the employment agreements) or is terminated by reason of death, then, upon such termination, the employee will receive (X) the Accrued Obligation, as well as an amount equal to the sum of (i) a Bonus Amount (as defined in the employment agreements), plus (ii) an amount equal to the employee’s annual base salary paid in semi-monthly installments for a period of 12 months from the date of termination (together with the continuing health benefits described below, the “Severance Compensation”), less any payment or payments received by the employee during the 12 month period from the time of termination under any long-term disability plan, and (Y) certain continuing health benefits for the employee and his family. In the event we refuse for any reason to extend the employment agreement, the employee will receive the Accrued Obligations plus the Severance Compensation. These employment agreements also have provisions that become effective upon a change in control of the Company (within the meaning set forth in the employment agreements) or a termination of employment in connection with an anticipated change in control. If the executive is terminated following a change of control, we will pay the executive the Accrued Obligation, as well as an amount equal to the sum of (i) a Bonus Amount (as defined in the employment agreements) plus (ii) an amount equal to the employee’s annual base salary paid in semi-monthly installments for a period of 12 months from the date of termination, prior to the occurrence of the change of control. Upon a change in control, as defined in the employment agreements, all unvested option or other restricted shares held by the employee will immediately become vested and exercisable, as applicable.

          The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment agreements previously filed by the Company with the SEC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The following report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

To the Stockholders of Luminex Corporation:

          The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing the compensation program for the Company’s executive officers, including base salary, performance based cash bonus programs and long-term equity incentive awards. In addition, the Committee reviews and makes recommendations to the full board regarding non-employee director compensation. The Committee has responsibility for administration of the 1996 Stock Option Plan for which no further option shares are authorized for issuance, the 2000 Long-Term Incentive Plan under which option and restricted stock grants may be made to key employees, directors and consultants of the Company and the 2001 Broad-Based Stock Option Plan under which grants may be made to non-officer employees and consultants of the Company. Directors and officers of the Company are not eligible to participate in or to receive grants under the 2001 Broad-Based Stock Option Plan. In the last twenty months the Company has strengthened its management team with a new Chief Executive Officer, Vice President of Marketing and a General Counsel.

          The Committee regularly reviews the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives of our organization, as well as stockholder interests. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon performance as a company, as well as upon his or her own level of performance. Accordingly, the compensation packages for officers are comprised of three elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive with median salary levels in an appropriate peer group within our industry; (ii) annual variable performance awards payable in cash and tied to a formula based on the financial performance of the Company and individual goals set by us, as well as management evaluations and discretion of the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between these officers and the stockholders. As an officer’s level of responsibility increases, it is the intent of the Committee to have a greater portion of his or her total compensation be dependent upon performance and stock price appreciation rather than base salary. During 2004, the Committee engaged A. G. Ferguson & Associates, Inc. (“A. G. Ferguson”), compensation and benefits consultants, to assist the Committee in evaluating the overall compensation of our officers and the compensation guidelines for the non-employee directors. The Committee reviewed the results of A. G. Ferguson’s report during the first quarter of 2005 in establishing 2005 base salaries, performance based cash bonus objectives and long-term equity incentives.

          Executive Compensation for 2005. In evaluating compensation, the Committee, with the assistance of A. G. Ferguson, reviewed the roles and responsibilities of each officer and the performance priorities for the Company. In addition, the Committee reviewed the competitive pay practices, using 2004 proxy statement data, of certain biotech companies. At the request of the Committee, A. G. Ferguson compiled comparative data regarding Luminex’s salary, total cash pay and total compensation to the 25th, 50th and 75th percentiles for 21 biotech companies. These publicly traded biotech peer companies ranged in annual revenues from approximately $5 million to $245 million, with a median of $47 million in revenues, and had a median market capitalization of approximately $322 million (as of February 2005).

          As a result of the Committee’s evaluation, base salaries for 2005 will remain substantially the same subject to an increase of no more than 5% for the executive officers, excluding the Chief Executive Officer whose base salary will remain unchanged at $400,000. See “Compensation of the Chief Executive Officer” below. The Committee’s goal is to maintain base salaries near the 50th percentile of the peer group. With respect to annual cash performance awards for the executive officers (excluding the Chief Executive Officer), the Committee approved performance award opportunities based upon achievement of established Company performance goals (“Company Goals”) as well as personal business objectives (“Individual Goals”). The Company Goals are based on total revenue, total gross profit, total combined consumable and royalty revenue, operating expense and net loss targets, with each objective given a specified weight. The Individual Goals vary by executive and are based on specified management initiatives, leadership and team contributions and/or execution against the Company’s strategic plan, with each objective given a specified weight. The Committee’s desire is to provide total cash pay opportunities near the peer group median for meeting targeted annual goals, but allow for upside (near 75th percentile) for meeting or exceeding performance goals deemed outstanding by the Committee.

          The total target awards under the performance based cash bonus plan are weighted 50% for the achievement of Company Goals and 50% for the achievement of Individual Goals, and are based on a target bonus established by the Committee for each participant. The target bonuses range from 40% to 50% of each executive’s base salary (excluding the Chief Executive Officer) depending on seniority levels and the provisions in applicable employment contracts. Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable targets were met. The Company Goals are subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus for Company Goals based on financial results between 85% to 120% of the applicable performance targets. Individual Goals are not subject to an over/underachievement scale. Accordingly, total awards can range from zero to a maximum of 150% of the target bonus. The Committee will make all calculations and determinations with respect to payment of such cash bonuses in its sole discretion.

          The Chief Executive Officer performance-based cash bonus plan is based upon achievement of combined consumable and royalty revenue targets on a Company level as well as personal business objectives, in each case as determined by the Committee. The personal business objectives are based on specified management initiatives, with each objective given a specific weight. The total target awards under the Chief Executive Officer plan are weighted approximately 33% for the achievement of the Company performance goals and approximately 66% for the achievement of Mr. Balthrop’s personal business objectives. The target bonus established by the Committee is 100% of Mr. Balthrop’s base salary, as set forth in his employment agreement. Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable targets were met. Mr. Balthrop’s potential bonus is not subject to an over/underachievement scale. Mr. Balthrop’s total award under the Chief Executive Officer bonus plan will range from zero to a maximum of 100% of the target bonus, with no payouts permitted for performance below the target threshold. The Committee will make all calculations and determinations with respect to payment of bonuses under the Chief Executive Officer bonus plan in its sole discretion.

          With respect to long-term stock-based incentives, the Committee, following analysis by and discussion with A. G. Ferguson and the Chief Executive Officer, authorized the issuance of restricted stock awards for 19,355 shares to each of the Company’s executive officers (six individuals). On the date of grant, the fair market value of such shares was $7.53 per share. The shares are subject to time vesting over five years in equal annual increments on the anniversary date of such grants. No equity grant was made to the Chief Executive Officer as significant grants were made to him, in the form of stock options and restricted shares, in connection with his employment in May 2004.

          Executive Compensation for 2004. Important factors which the Committee considered and evaluated in establishing the components of the executive officers’ compensation packages for 2004 are summarized below.

          Base Salary. The base salary for each officer was determined on the basis of the following factors: experience, personal performance, the median salary levels in effect for comparable positions within and outside the industry and internal comparability considerations. The weight given to each of these factors differed from individual to individual, as the Committee deemed appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Committee considered many factors, including geographic location, growth rate, annual revenue, profitability and market capitalization. The Committee also considered companies outside the industry which may compete with the Company in recruiting executive talent.

          Annual Incentive Compensation. For 2004, annual incentive compensation payments were made based upon specified Company and individual performance objectives, the discretion of the Committee and pursuant to the target bonus terms set forth in the executive officers’ employment agreements. The Company goals were based on total revenue, total gross profit, total combined consumable and royalty revenue, operating expense and net loss targets, with each objective given a specified weight. The individual goals varied by executive and were based on specified management initiatives, leadership and team contributions and/or execution against the Company’s strategic plan, with each objective given a specified weight. The executive officers’ bonuses (excluding the Chief Executive Officer, addressed below, and the Vice President of Marketing who joined the Company in October 2004 and received a guaranteed bonus of $15,000) ranged from approximately $83,000 to $100,000 and were paid in February 2005.

          Long-Term Compensation. Long-term incentives were provided through stock option and, as of 2004, restricted stock grants. The grants were designed to align the interests of each executive officer with those of our stockholders and provide each such officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each option grant allowed the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options granted to executive officers in 2004 vest in equal installments over a period of four years, contingent upon the officer’s continued employment. Accordingly, such options will provide a return only if the officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares of common stock appreciates over the option term. The number of shares of common stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with us, the base salary associated with that position, the median size of comparable awards made to officers in similar positions within the industry, the officer’s potential for increased responsibility and promotion over the option term and the officer’s personal performance in recent periods. The Committee also takes into account the number of vested and unvested options held by the officer in order to maintain an appropriate level of equity incentive for that officer. The options granted in 2004 to each of the named executive officers is indicated in the Long Term Compensation Awards column.

          In 2004, the Committee, after significant analysis, made equity incentive grants of non-qualified stock options and restricted stock. The utilization of restricted stock was, in part, to reduce the aggregate number of shares allocated in grants to employees. The restricted stock grants issued in 2004 vest, consistent with recent option grants, over a four year period. The restricted stock awards for the named executive officers are reflected in the Long Term Compensation Awards column.

          Compensation of the Chief Executive Officer. Patrick J. Balthrop was hired as the Company’s Chief Executive Officer and President on May 15, 2004. The Company engaged in an executive search to find an appropriate candidate for approximately 18 months. In connection with Mr. Balthrop’s hiring, the Company negotiated his base salary, annual performances bonus opportunity and long-term equity incentives. Pursuant to this negotiation, the Company entered into an employment contract with Mr. Balthrop (see “Employment Agreements and Termination of Employment Arrangements” above) providing for (i) a base annual salary of $400,000 per annum, (ii) a target bonus of up to 100% of base salary (with a guaranteed cash bonus for 2004 only of not less than $200,000), (iii) an option to purchase 500,000 shares of common stock pursuant to a non-qualified stock option (the “Balthrop Option”), and (iv) a restricted stock award for 200,000 shares of the Company’s common stock. The Balthrop Option is subject to time vesting, provided Mr. Balthrop continues in the employment of the Company, with 125,000 shares vesting as of the first anniversary date (May 15, 2005) and the remaining shares vesting in equal increments over the following 36 months. The restricted stock is subject to various performance related vesting criteria based upon (i) the Company’s common stock trading price, (ii) achievement of certain revenue targets, and (iii) certain operating performance measures, all as set forth in the restricted stock agreement and as established by the Committee and the Board of Directors. Following completion of 2004, as previously reported, Mr. Balthrop received $360,000 for his 2004 cash bonus based upon the guaranteed cash bonus of $200,000 plus the achievement of certain performance criteria established by the Committee. The portion of Mr. Balthrop’s bonus in excess of $200,000 was, similar to the annual cash incentive awards made to other executive officers for 2004, based upon the achievement of specified Company objectives (including total revenue, total gross profit, total combined consumable and royalty revenue, operating expense and net loss targets), individual performance objectives and the discretion of the Committee.

          Executive Compensation Tax Deductibility. We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the cash compensation to be paid to our officers for 2005 will exceed the $1 million limit per officer. Our 2000 Long-Term Incentive Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option under the 2000 Long-Term Incentive Plan, with an exercise price equal to the fair market value of the option shares on the grant date, or a restricted stock grant restriction lapses, will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Balthrop Option was not issued pursuant to a shareholder approved plan and, if exercised while Mr. Balthrop is a covered employee, will not qualify as performance-based compensation and will therefore be subject to the $1 million limitation.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Fred C. Goad, Jr. (Chairman) C. Thomas Caskey, M.D., F.A.C.P. Jim D. Kever

PROPOSAL 2 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

          The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountants to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2005. Such appointment will be presented to the stockholders for ratification at the Meeting. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

          Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by the Company’s bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

          Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2004 and 2003, is presented below.

          Audit Fees. The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings totaled $122,500 for 2004 and $106,000 for 2003.

          Audit-Related Fees. The aggregate fees billed to us by Ernst & Young LLP for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements, and for the review of the Company’s internal controls over financial reporting and not described above under “Audit Fees,” were $159,600 for 2004 and $0 for 2003.

          Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, assistance with an IRS audit, tax advice and tax planning were $104,510 for 2004 and $15,750 for 2003.

          All Other Fees. The aggregate fees billed by Ernst & Young LLP for products or services other than those described above were $0 for 2004 and $0 for 2003.

          The Restated Audit Committee Charter, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor.

          The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditor does not impair the auditor’s independence. The policy provides for the general pre-approval of specific types of services, gives guidance to management as to the specific type of services that are eligible for pre-approval and provides cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company’s Chief Financial Officer to the Audit Committee and must include a statement as to whether, in the Chief Financial Officer’s view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

          All audit related services, tax services and other services provided in 2004 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Required Vote; Recommendation of the Board

          Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter.

          The Board of Directors recommends a vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

To the Stockholders of Luminex Corporation:

          The Board of Directors maintains an Audit Committee comprised of three independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The Nasdaq Stock Market that govern audit committee composition, including the requirement that audit committee members meet the heightened independence requirements as contemplated by the applicable rules of the The Nasdaq Stock Market. The Audit Committee operates under a written charter, which was revised and adopted by the Board of Directors on March 7, 2003, and amended on March 12, 2004 (the “Restated Audit Committee Charter”). A copy of the Restated Audit Committee Charter may be viewed on the “Investor Relations” section of our website at www.luminexcorp.com.

          Pursuant to the Restated Audit Committee Charter, the Audit Committee oversees the financial reporting process on behalf of the entire Board of Directors. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accountants. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting and issuing a report thereon. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent registered public accountants the audited and interim financial statements included in our reports filed with the Securities and Exchange Commission in advance of the filings of such reports.

          The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accountants. Furthermore, the Audit Committee has reviewed and discussed with the independent registered public accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee

has also received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and our management.

          The Audit Committee held 12 meetings during 2004. The Audit Committee discussed with the independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, the Company’s progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Jim D. Kever (Chairman) Robert J. Cresci Laurence E. Hirsch* Jay B. Johnston*

* Mr. Johnston replaced Mr. Hirsch as a member of the Audit Committee on March 17, 2005 after the filing of the Company’s Annual Report on Form 10-K. Accordingly, Mr. Johnston did not participate in the Audit Committee review and recommendation of the Company’s consolidated financial statements for the fiscal year ended December 31, 2004. However, Mr. Hirsch did participate in such review and recommendation and has authorized the Company to include his name on this report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information known to us regarding the ownership of the common stock of the Company as of the record date (except as otherwise indicated below) by (i) each director and director nominee, (ii) each executive officer, including Mr. Erickson who served as our Interim President and Chief Executive Officer through May 15, 2004, named in the Summary Compensation Table below (each a “named executive officer”), (iii) all directors and executive officers as a group and (iv) each person known to us to own beneficially 5% or more of our outstanding common stock.

          The information set forth below includes shares of common stock directly and indirectly owned and shares of common stock underlying currently exercisable options, as well as those options which will become exercisable within 60 days of April 8, 2005. Except as otherwise indicated, the named persons below have sole voting and dispositive power with respect to beneficially owned shares.

	Common Stock Beneficially Owned
		Total as a
	Number of Shares	Percentage of
Beneficial Owner	Owned (1)	Shares Outstanding
Directors and Named Executive Officers (2)

G. Walter Loewenbaum II (3)	2,013,983	6.4%
Fred C. Goad, Jr. (4)	299,166	1.0%
Jim D. Kever (5)	236,202	*
Robert J. Cresci	206,866	*
C. Thomas Caskey, M.D.	52,466	*
Kevin M. McNamara	96,666	*
Thomas W. Erickson	266,666	*
Jay Johnston	23,000	*
Gerard Vaillant	—	*
Patrick J. Balthrop	360,000	1.1%
Harriss T. Currie	140,678	*
Randel S. Marfin	243,730	*
James W. Jacobson, Ph.D.	117,450	*
Oliver H. Meek	149,980	*
David S. Reiter	91,011	*
All directors and executive officers as a group (16 persons)	4,317,219	13.2%

Other 5% Stockholders

St. Denis J. Villere & Company, LLC (6)	3,824,071	10.9%
210 Baronne Street, Suite 808
New Orleans, LA 70112

Barclays Global Investors, N.A. (7)	2,075,375	6.2%
45 Fremont Street
San Francisco, CA 94105

*	Less than 1%.

(1)	Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of April 8, 2005) as follows: Mr. Loewenbaum – 94,583 shares; Mr. Goad – 35,000 shares; Mr. Kever – 45,200 shares; Mr. Cresci – 45,200 shares; Dr. Caskey – 50,000 shares; Mr. McNamara – 95,000 shares; Mr. Erickson – 262,500 shares; Mr. Johnston – 0 shares; Mr. Vaillant – 0 shares; Mr. Balthrop – 125,000 shares; Mr. Currie – 109,524 shares; Mr.

Marfin – 219,375 shares; Dr. Jacobson – 93,075 shares; Mr. Meek – 125,625 shares; Mr. Reiter – 71,656 shares; and all directors and executive officers as a group – 1,415,708 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(3)	Does not include 1,243,208 of shares held by Mr. Loewenbaum’s wife, Lillian Loewenbaum; 132,586 shares held by a trust for the benefit of Mr. Loewenbaum’s children of which Lillian Loewenbaum is the trustee; and 125,998 shares held by a trust for the benefit of Mr. Loewenbaum which has an independent trustee and over which Mr. Loewenbaum neither has nor shares investment or voting power.

(4)	Includes 6,120 shares held by a trust of which Mr. Goad is the trustee. Mr. Goad disclaims beneficial ownership of the shares held by the trust.

(5)	Includes 68,712 shares held by a trust for Mr. Kever’s benefit.

(6)	This information is as of December 31, 2004 and is based solely on a Schedule 13G/A filed by St. Denis J. Villere & Company on March 1, 2005. St. Denis J. Villere & Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting and dispositive power as to 606,000 shares and shared voting and dispositive power as to 3,218,071 shares.

(7)	This information is as of December 31, 2004 and is based solely on a Schedule 13G filed by Barclays Global Investors, N.A. on February 14, 2005. Barclays Global Investors, N.A. is a Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and reports sole voting power as to 1,962,314 shares and shared voting and dispositive power as to 2,075,375 shares.

Common Stock Performance Graph

          The following graph sets forth the cumulative total stockholder return for our common stock, The Nasdaq Stock Market Index (U.S.) and the Nasdaq Biotechnology Index for the period indicated as prescribed by the Securities and Exchange Commission’s rules. The graph assumes $100 was invested on March 30, 2000, the date our common stock began trading on The Nasdaq Stock Market, in each of (1) our common stock, (2) The Nasdaq Stock Market Index and (3) the Nasdaq Biotechnology Index and that all dividends, if any, were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG LUMINEX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

Total Return Analysis	03/30/00	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04
Luminex Corporation	$100.00	$153.31	$99.76	$24.18	$55.18	$52.24
Nasdaq Stock Market Index (U.S.)	$100.00	$55.08	$43.69	$30.21	$45.19	$49.15
Nasdaq Biotechnology Index	$100.00	$110.32	$91.98	$50.89	$71.65	$74.64

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           There were no reportable relationships or related party transactions in 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the Securities and Exchange Commission. Specific due dates have been established by the Securities and Exchange Commission, and we are required to disclose in this Proxy Statement any failure of such persons to file by those dates. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2004 and written representations to the Company by such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2004, except for Thomas W. Erickson and G. Walter Loewenbaum who each failed to timely file one report due to an administrative error.

EXPENSES AND SOLICITATION

          We will bear the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of our directors, officers and regular employees, without additional compensation. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

          It is contemplated that our 2006 annual meeting of stockholders will take place in May 2006. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 23, 2005. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the Meeting in the manner specified in the bylaws. For proposals that are not timely filed, we retain discretion to vote proxies that we receive. For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth above. If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

          UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO DAVID RIETER, CORPORATE SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BOULEVARD, AUSTIN, TEXAS 78727, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Austin, Texas
April 22, 2005

[SAMPLE PROXY ONLY — DO NOT USE TO CAST YOUR VOTE]

1. Proposal to elect the following nominees as Class II directors for a three-year term:

01 Fred C. Goad, Jr.
02 Jim D. Kever
03 Jay B. Johnston

FOR ALL NOMINEES	WITHHOLD
(except if written below)	ALL

(Instruction: to withhold authority to vote for an individual nominee, write that nominee’s name in the space provided below.)

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

3.	In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the Annual Meeting, or on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof.

(Mark “X” in only one box)	I plan to attend the meeting.

Dated: , 2005

Signature of Stockholder

Signature if held jointly

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, each person should sign.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/lmnx Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

REVOCABLE PROXY
LUMINEX CORPORATION
12212 Technology Blvd., Austin Texas 78727

     THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMINEX CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2005 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned hereby appoints Harriss T. Currie and David S. Reiter, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of Luminex Corporation (the “Company”) held of record by the undersigned as of April 8, 2005, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hilton Austin Airport, 9515 New Airport Drive, Austin, Texas 78719 on Thursday, May 26, 2005, at 10:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof.

     The Board of Directors recommends a vote “FOR” the Board’s nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005. Shares of common stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005, and on other properly presented matters at the discretion of the proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting in the manner described in the Proxy Statement. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company.

     The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Luminex Corporation to be held on May 26, 2005, a Proxy Statement for the Annual Meeting and the Annual Report, prior to the signing of this proxy. All of the proposals set forth on the reverse side hereof are more fully described in the Proxy Statement.

(Continued, and to be dated and signed, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ